Exhibit 10.51

September 12, 2011

Robert F. Weis

[address]

Dear Robert:

I am pleased to offer you a position with Corsair Memory, Inc. (the “Company”) as a Senior Vice President of Worldwide Sales reporting to Andy Paul, President and Chief Executive Officer.

We are pleased to offer you an annual salary of $365,000.00, of which $15,208.33 will be paid to you on the 15th and last day of each month. You will also be eligible to participate in the 2011 Management Bonus Program at a target bonus potential of 45% of annual base pay and a maximum of 90% of base pay. This bonus will be paid pro rata based on your actual start date. Goals for the fiscal year will be established after you join us. Your eligibility to participate in the 2012 Management Bonus Program will be at a target bonus potential of 50% of annual base pay and a maximum of 100% of base pay.

You are also eligible for a one-time only hiring bonus of $75,000 which will be paid to you in the first full pay period of employment with Corsair. You are required to pay back the $75,000 hiring bonus if you terminate service with the company in the first year of employment.

We are also pleased to offer you a comprehensive package of employee benefits including health, dental, vision, income protection and a 401 (k) savings plan. You will be eligible to accrue 15 days paid vacation in first year, with one additional day per year up to 20 days. Vacation is accrued on a monthly basis. Corsair also provides a reasonable amount of additional paid sick time. In addition, Corsair observes ten scheduled holidays per year.

An important component of our compensation package includes the opportunity for ownership in our Company. After your date of employment and upon approval of the Board of Directors; management will recommend that the Company grant you an option to purchase 1,000,000 shares of the Company’s common stock under the Company’s 2008 Stock Incentive Plan. The price of the shares will be determined on the day the Board approves your stock option grant, and will vest over four years. These options will be subject to the terms and conditions of the Company’s 2008 Stock Incentive Plan

Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.

Your employment with the Company is contingent upon the successful completion of a background check. Upon completion of this, Human Resources will confirm your employment status with the Company.

You will be eligible for a performance and salary review as part of Corsair’s annual performance review process typically occurring in the first quarter of each year.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made in the course of your employment at the Company and non-disclosure of proprietary information. You will also be expected to sign and comply with our Company Code of Conduct.

Working hours are nominally 8:30 AM to 5:30 PM Monday thru Friday, although extra hours may be required to meet your goals and objectives.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you.

Corsair is an exciting endeavor. We are delivering on a strategy in the market that will cement our competitive position; and you, and your contributions will be an important component of our success. We look forward to working with you at Corsair Memory.

Sincerely,

/s/ Andy Paul
Andy Paul President & CEO, Corsair Memory Inc.

Accepted by /s/ Robert F. Weis	Date 9/13/2011

Printed Name Robert Weis	Expected Start Date: 9/19/2011

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